Exhibit 99

News Release

Date: December 15, 2004	Phone Number: 805/473-6803
Contact: James G. Stathos	NASDAQ Symbol: MDST
Title: Executive Vice President and Chief Financial Officer	Web site: www.midstatebank.com

Mid-State Bancshares Raises Fourth Quarter 2004 Dividend

ARROYO GRANDE, CA – The board of directors of Mid-State Bancshares (NASDAQ: MDST) has declared a fourth quarter cash dividend of $0.16 per share, announced Chairman Carrol R. Pruett.  The amount is a 14.3% increase over the $0.14 per share paid in the third quarter 2004 and a 23.1% increase over the $0.13 per share paid in the fourth quarter 2003.

The dividend is payable to all shareholders of record on December 31, 2004, with a payable date of January 14, 2005.  Based on the approximate 23,113,781 shares outstanding, the total amount of the dividend will be approximately $3.7 million.

The payment represents the 86th consecutive cash or stock dividend paid by Mid-State Bancshares or its subsidiary, Mid-State Bank & Trust.

“Mid-State Bancshares continues to perform strongly, as recent interest rate increases by the Federal Reserve Board have helped improve the Bank’s net interest margin.  The board of directors is pleased to reward our shareholders with an increase in return on their investment,” said Pruett.

Mid-State Bancshares is a $2.3 billion holding company for Mid-State Bank & Trust, an independent, community bank serving California’s San Luis Obispo, Santa Barbara, and Ventura Counties.  Since opening its doors in 1961, the Bank has grown to 41 offices serving more than 100,000 households.

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act. All of the statements contained in the Press Release, other than statements of historical fact, should be considered forward-looking statements, including, but not limited to, those concerning (i) the Bank’s strategies, objectives and plans for expansion of its operations, products and services, and growth of its portfolio of loans, investments and deposits, (ii) the Bank’s beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the operation, (iii) the Bank’s beliefs as to the adequacy of its existing and anticipated allowances for loan and real estate losses and (iv) the Bank’s beliefs and expectations concerning future operating results. Although the Bank believes the expectations reflected in those forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. All subsequent written and oral forward-looking statements by or attributable to the Bank or persons acting on its behalf are expressly qualified in their entirety by this qualification. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and are not intended to give any assurance as to future results. The Bank undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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